Exhibit 8.1

(212) 373-3000

(212) 757-3990

[                    ], 2014

Burger King Worldwide, Inc.

5505 Blue Lagoon Drive

Miami, FL 33126

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as tax counsel for Burger King Worldwide, Inc., a Delaware corporation (“Burger King Worldwide”), in connection with (i) the Combination, as defined and described in the Arrangement Agreement and Plan of Merger dated as of August 26, 2014 (the “Arrangement Agreement”) by and among Burger King Worldwide, 1011773 B.C. Unlimited Liability Company, an unlimited liability company organized under the laws of British Columbia (“Holdings”), New Red Canada Partnership, a general partnership organized under the laws of Ontario and a wholly owned subsidiary of Holdings (“Partnership”), Blue Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Partnership (“Merger

Sub”), 8997900 Canada Inc., a corporation organized under the laws of Canada and an indirect wholly owned subsidiary of Partnership, and Tim Hortons Inc., a corporation organized under the laws of Canada (“Tim Hortons”), and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Arrangement Agreement.

In connection with this opinion, we have examined the Arrangement Agreement, including the Schedules thereto and, in particular, the limited partnership agreement of Partnership, the Registration Statement, the Proxy Statement/Prospectus, the representation letters of Holdings (together with Partnership and Merger Sub), Burger King Worldwide and Tim Hortons delivered to us for purposes of this opinion (the “Tax Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Combination will be consummated in the manner described in Arrangement Agreement and the Proxy Statement/Prospectus, (ii) the statements concerning the

Combination set forth in the Arrangement Agreement and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Merger Effective Time, (iii) that the representations made and to be made by Holdings (together with Partnership and Merger Sub), Burger King Worldwide and Tim Hortons in the Arrangement Agreement and in the Tax Representation Letters are and will be true, correct and complete and (iv) any representations made in the Arrangement Agreement or the Tax Representation Letters “to the knowledge of,” or based on the belief of Holdings, Partnership, Merger Sub, Burger King Worldwide or Tim Hortons or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Merger Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Arrangement Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations to be made by Holdings (together with Partnership and Merger Sub), Burger King Worldwide and Tim Hortons referred to above, which we have assumed will be true as of the Merger Effective Time.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we hereby confirm our opinion set forth in the discussion in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Considerations,” to the extent that discussion relates to tax considerations other than the tax considerations of the arrangement to holders of Tim Hortons common shares, and insofar as it represents conclusions as to the application of U.S. federal income tax law.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Combination under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. This opinion is given as of the date hereof and is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Arrangement Agreement, the Proxy Statement/Prospectus and the Tax Representation Letters may affect the conclusions stated herein. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Combination other than the U.S. federal income tax consequences of the arrangement to holders of Tim Hortons common shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP